WESTMORELAND COAL COMPANY AND
SUBSIDIARIES EMPLOYEES’
SAVINGS PLAN
Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Nos. 333-66698 and 333-142132) on Form S-8 of Westmoreland Coal Company of our report dated July 1, 2009, with respect to the statement of net assets available for distribution to participants of Westmoreland Coal Company and Subsidiaries Employees’ Savings Plan as of December 31, 2008 and the statement of changes in net assets available for distribution to participants for the year then ended and the supplemental schedules, which report appears in the December 31, 2008 Annual Report on Form 11-K of the Westmoreland Coal Company and Subsidiaries Employees’ Savings Plan.

Ehrhardt Keefe Steiner & Hottman
Denver, Colorado
July 1, 2009